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                                                                   EXHIBIT 10.36

                          COLLINS & AIKMAN CORPORATION
                              250 STEVENSON HIGHWAY
                                 TROY, MI 48083


                                January 25, 2004




Mr. J. Michael Stepp
Vice Chairman And Chief Financial Officer
Collins & Aikman
Global Headquarters
250 Stephenson Hwy.
Troy,  MI  48083

         RE:  AMENDMENT TO EMPLOYMENT AGREEMENT

Dear Mike:

         This letter addresses certain aspects of your compensation not addressed in your Employment Agreement with Collins & Aikman Corporation (the "Company"), dated January 25, 2004, or in an existing Option Agreement. When this letter has been approved by the Compensation Committee and signed by you, it will amend your Employment Agreement, effective as of the date it is signed by a member of the Compensation Committee.

         The terms of your Employment Agreement, the Supplemental Retirement Income Plan ("SRIP"), and any other plan or program generally applicable to employees or stockholders of the Company will control in the event of a conflict with the terms of this letter, except as specifically provided herein.

         Commuting, Relocation, and Perquisites. The Company shall reimburse you for all reasonable expenses incurred in connection with commuting to Michigan in the performance of your duties and responsibilities under the Employment Agreement until September 30, 2003. You will have available a perquisite account of up to Thirty Thousand Dollars ($30,000) per year and an allowance of up to Twenty Five Hundred Dollars ($2,500) per year for tax and estate planning. The Company shall provide you such additional amounts as are necessary to cover any tax costs to Employee of such commuting expenses and perquisites.

         Bonus Payment in the Event of a No Cause Termination or a Constructive Termination. In addition to the prorated bonus payment described in Section 8(b)(iii) of your Employment Agreement, upon the occurrence of an event giving rise to a payment under that Section 8(b), the Company shall pay you an amount equal to the target bonus for the year in which your employment terminates.



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Mr. J. Michael Stepp
January 25, 2004
Page 2




         Change of Control. All outstanding stock options granted to you under the Company's stock option plan will immediately vest upon a Change of Control. For purposes hereof, a "Change of Control" shall be deemed to have occurred only if Heartland Industrial Partners, L.P. and its affiliates cease to be beneficial owners of at least thirty percent (30%) of their interest in the Company as of August 1, 2003.

         Supplemental Retirement Income Plan. You will be credited with all your years of service under the SRIP that preceded your break in service with the Company and an additional two years of service credit, so that, as of January 1, 2002, you had seven (7) years of vesting credit toward Retirement, as defined under Paragraph 5 of Article II of the SRIP, and seven (7) years of benefits credit for purposes of calculating the amount of any benefit under Article IV of the SRIP. In addition, if your employment is terminated for No Cause or there is a Constructive Termination, you will be deemed to have satisfied the ten (10) year vesting requirement for Retirement under Paragraph 5 of Article II of the SRIP regardless of your actual years of service, if you haven't already satisfied the vesting requirement for Retirement and you will be credited with two (2) additional years of benefits credit for purposes of Article IV of the SRIP. Furthermore, if David Stockman is not the Chief Executive Officer of Company, and you are not otherwise vested in the SRIP, then upon termination of your employment for any reason you will be deemed to have satisfied the ten (10) year vesting requirement for Retirement under Paragraph 5 of Article II of the SRIP and you will receive the additional two (2) years of benefits credit for purposes of Article IV of the SRIP that are described in the preceding sentence.

         Release. You may elect, following termination of your employment, to sign a general release of claims against the Company in a form mutually acceptable to you and the Company. As provided in Section 10 of the Employment Agreement, Execution of such release is a condition to receipt of any continuing compensation or benefits under the Employment Agreement.

         Covenants. The covenants contained in Sections 9(b) and 9(c) shall not be applicable in the event of a No Cause termination or a Constructive Termination of your employment, or in the event your employment terminates following the expiration of your Employment Agreement.



ACCEPTED AND AGREED:                         COLLINS & AIKMAN CORPORATION:


  /S/ J. Michael Stepp                         /S/  David A. Stockman
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         J. Michael Stepp                       Compensation Committee Member


  January 25, 2004                             January 25, 2004
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               Date                                         Date